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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 29, 2001

                             The Enstar Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)



           GEORGIA                      0-07477                 63-0590560
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                    Identification Number)

                               401 MADISON AVENUE
                            MONTGOMERY, ALABAMA 36104
          (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (334) 834-5483


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


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Item 2.  Acquisition or Disposition of Assets.

         On November 29, 2001, The Enstar Group, Inc. ("Enstar"), together with Trident II, L.P. ("Trident") and the shareholders and senior management (the "Castlewood Principals") of Castlewood Limited ("Castlewood"), completed the formation of a new venture, Castlewood Holdings Limited ("Castlewood Holdings"), to pursue the management and acquisition of reinsurance companies, including companies in run-off. The shareholders of Castlewood contributed at closing all the shares of Castlewood to Castlewood Holdings and received in exchange a one-third economic interest in the newly incorporated Castlewood Holdings, plus notes and cash totaling $4.275 million. As part of the transaction, Enstar and Trident made capital commitments of $39.5 million each, totaling $79 million, in exchange for their one-third economic interests in Castlewood Holdings. Enstar received 50% of the voting stock of Castlewood Holdings and the Castlewood Principals and Trident each received 25% of the new company's voting stock. Castlewood is a private Bermuda-based firm, experienced in managing and acquiring reinsurance operations. Trident is managed by MMC Capital, Inc. ("MMC Capital"), which is a global private equity firm that serves as the investment manager to three families of funds that have received over $2 billion of capital commitments. MMC Capital is a wholly owned subsidiary of Marsh & McLennan Companies, Inc.

         Following the closing of the Castlewood Holdings transaction, Enstar as well as Trident contributed $12.5 million to Castlewood Holdings. Enstar's capital contribution to Castlewood Holdings was derived from cash on hand; Enstar expects to use internal funds to satisfy its remaining commitment to Castlewood Holdings. The terms of the Castlewood transaction were determined through arm's length negotiations among representatives of the parties. Neither Enstar, nor any of its affiliates had, nor to the knowledge of Enstar did any director or officer of Enstar or any associate of any director or officer of Enstar have, any material relationship with any shareholder of Castlewood other than by reason of the joint ownership by Enstar and Castlewood of Revir Limited ("Revir") and B.H. Acquisition Limited ("BH Acquisition"). See Item 5, below.

Item 5.  Other Events.

         Following the closing of the Castlewood Holdings transaction, Enstar transferred its shares in Revir, a newly formed Bermuda holding company, at cost to Castlewood. Revir then completed the acquisition announced by Enstar in June 2001 of two reinsurance companies, River Thames Insurance Company Limited, based in London, England, and Overseas Reinsurance Corporation Limited, based in Bermuda, from Rivers Group Limited and Sedgwick Group Limited, respectively, for approximately $22.4 million.

         As a result of the contribution of Castlewood's outstanding stock to Castlewood Holdings, Enstar's 33% direct economic interest in B.H. Acquisition will increase by an additional 15% indirect economic interest through Castlewood Holdings. Enstar will retain its 50% voting interest in B.H. Acquisition.

         On November 29, 2001, Enstar issued a press release (the "Press Release") announcing the completion of the above transactions. The Press Release is filed herewith as Exhibit 99.1 and is incorporated herein by reference thereto.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) The financial statements with respect to the businesses acquired are not currently available. Such financial statements will be filed as soon as practicable and in no event later than 60 days after the due date of this Current Report.

         (b) The pro forma financial information required by this Item 7(b) is not currently available. Such information will be filed as soon as practicable and in no event later than 60 days after the due date of this Current Report.

(c)      Exhibits

         2.1 Share Purchase and Capital Commitment Agreement, dated as of October 1, 2001, between Castlewood Holdings, Enstar, Trident, Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees' Securities Company, L.P. and the Castlewood Principals (the "Castlewood Agreement"). The Exhibits, other than Exhibit D (Form of Agreement Among Members), Schedules and Annexes to the Castlewood Agreement have been omitted for purposes of this filing, but will be furnished supplementally to the Commission upon request. The table of contents of the Castlewood Agreement contains a list of all such Exhibits, Schedules and Annexes.

         2.2 Amendment No. 1 and Waiver of Certain Closing Conditions to the Share Purchase and Capital Commitment Agreement, dated as of November 29, 2001 (the "Amendment Agreement"). Exhibit B (Form of Exhibit E to the Castlewood Agreement) to the Amendment Agreement has been omitted for purposes of this filing, but will be furnished supplementally to the Commission upon request.

         99.1     Text of Press Release of Enstar, dated November 29, 2001.


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                                   Signatures


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    December 13, 2001


                                     THE ENSTAR GROUP, INC.


                                     By: /s/ Cheryl D. Davis
                                        ----------------------------------------

                                         Cheryl D. Davis
                                         Chief Financial Officer, Vice President
                                         of Corporate
                                         Taxes and Secretary